THIRD CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TEMPUR SEALY INTERNATIONAL, INC.

TEMPUR SEALY INTERNATIONAL, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    This Third Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on December 22, 2003, as amended by the Certificate of Amendment filed with the Delaware Secretary of State on May 22, 2013 and by the Second Certificate of Amendment filed with the Delaware Secretary of State on May 7, 2021 (collectively, the “Certificate of Incorporation”).

2.    ‘ARTICLE I Name’ of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

"The name of the corporation (the “Corporation”) is Somnigroup International Inc.”

3.    This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    This amendment shall become effective on February 18, 2025, at 12:01 a.m. Eastern Time.

5.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Second Certificate of Amendment on behalf of the Corporation as of February 5, 2025.

By_/s/ Bhaskar Rao__________________
Bhaskar Rao
Executive Vice President and Chief Financial Officer